                                 CODE OF ETHICS
                      LINCOLN FINANCIAL DISTRIBUTORS, INC.

CREDO

IT IS THE DUTY OF ALL LINCOLN FINANCIAL DISTRIBUTORS, INC., EMPLOYEES, OFFICERS, AND DIRECTORS TO CONDUCT THEMSELVES WITH INTEGRITY AND AT ALL TIMES. IN THE INTEREST OF THIS CREDO, ALL PERSONAL TRANSACTIONS WILL BE CONDUCTED CONSISTENT WITH THE CODE OF ETHICS AND IN SUCH A MANNER AS TO AVOID ANY ACTUAL OR POTENTIAL CONFLICT OF INTEREST OR ANY ABUSE OF AN INDIVIDUAL'S POSITION OF TRUST AND RESPONSIBILITY. THE FUNDAMENTAL STANDARD OF THIS CODE IS THAT PERSONNEL SHOULD NOT TAKE ANY INAPPROPRIATE ADVANTAGE OF THEIR POSITION.

                  STANDARDS OF CONDUCT AND COMPLIANCE WITH LAWS

Pursuant to Rule 204A-1 under the Advisers Act it is unlawful for any investment adviser including any LFD employees, officers or directors, thereof, to:

     1. Employ any device, scheme or artifice to defraud the Delaware Investments Family of Funds or Optimum Funds;

     2. Make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances in which they are made, not misleading;

     3. Engage in any act, practice or course of business that operates or would operate as a fraud or deceit; or

     4.   Engage in any manipulative practice.

                              PROHIBITED ACTIVITIES

The following restrictions apply to Lincoln Financial Distributors, Inc. ("LFD") employees, officers and directors:

          o    INSIDER TRADING

          Insider trading is a prohibited practice of trading in securities based on material nonpublic information. All LFD employees, officers, directors are prohibited from trading, either personally or on behalf of others (including family) on material nonpublic information or from communicating material nonpublic information to others. These individuals are also prohibited from giving advice based on inside information.

          o    USE OF UNAPPROVED ADVERTISEMENTS AND SALES MATERIALS

          All advertisements and all sales materials which will be used with a prospect or client of the financial intermediaries must be approved by Compliance prior to use. Failure to submit an advertisement or sale material may subject an individual to sanctions including a fine, suspension or termination.

          o    MUTUAL FUND LATE TRADING AND MARKET TIMING ABUSES

               o Late trading is illegal under SEC Rules because late trading would permit a purchase or redemption order received after 4:00 p.m. to receive the share price calculated as of 4:00 p.m. that same day.

               o Market timing trades, while not illegal, harm fund investors; therefore, market timing is strongly discouraged. If a fund like the Delaware Investments Family of Funds or Optimum Funds have rules restricting market timing, those rules must be followed and will be strictly enforced by LFD.

               o The Board of Trustees of the Optimum Funds and Delaware Distributors, L.P. adopted policies and procedures designed to detect, deter and prevent trading activity detrimental to the Funds and their shareholders, such as market timing. The Funds discourage market timing and purchase orders by shareholders identified as market timers may be rejected. All Mutual Funds advised or sub-advised by Delaware Investments, Inc. are subject to the 60-day holding period before selling shares of the Funds at a profit. Closing positions at a loss is not prohibited

               o All LFD employees, officers and directors are prohibited from engaging in selective sharing or disclosure of portfolio holdings information in a manner inconsistent with the written policy regarding the dissemination of portfolio holdings information for the Delaware Investments Family of Funds.

               o All LFD employees, officers and directors are prohibited from using Fund information for their own personal gain or for any clients of the firm.

               o Any LFD employees, officers and directors who own any Delaware Investments Family of Funds or the Optimum Funds must hold them in-house directly with Delaware Investments, Inc.

          o    SELLING AWAY

               A registered representative must obtain written approval from LFD Compliance prior to participating in any private securities transaction, otherwise the activity is selling away which is prohibited. A private securities transaction is any securities transaction that is executed outside, or away from the supervision of LFD. The definition includes money-raising activities, offerings involving a limited number of purchases or sales, issuing promissory notes, purchase of private placement and some multi-level marketing programs.

          o    PURCHASE OF INITIAL PUBLIC OFFERINGS

               All LFD employees, officers, directors and their immediate family members are prohibited from purchasing Initial Public Offerings.

          o    ENGAGE IN PROHIBITED SALES AND MARKETING PRACTICES

               Certain sales practices are specifically prohibited by various Federal and State laws, including the NAIC Model Unfair Trade Practices Act, which has been adopted by many states. Among the sale practices that registered representatives and employees should not engage in include:

                    o    Arranging For credit

                    o    Bashing

                    o    Business Valuation

                    o    Churning

                    o    Deceptive Practices

                    o    Fraud

                    o    High Pressure Tactics

                    o    Rebating

                    o    Unfair Trade Practices

                    o    Twisting

               A comprehensive list of policies and procedures are included in the LFD Compliance Manual.

               PROTECTION OF LINCOLN CLIENT NONPUBLIC INFORMATION

LFD only allows access to Lincoln client non-public information to those individuals who need to know it in order to provide products or services, or perform services on LFD's behalf. Individuals who have access to Lincoln client non-public information must keep such information strictly confidential. Officers, directors, registered principals and registered representatives of LFD and any associated persons must prevent disclosure of client nonpublic information to individuals who do not need the information to perform their duties.

                                REQUIRED REPORTS

The following reports are required to be MADE BY ALL LFD'S ASSOCIATED PERSONS. Associated persons include any officers, directors, partners, or non-clerical employees of LFD.

o Disclose outside brokerage accounts at employment and at the time of opening any new accounts

o Direct their brokers to supply to LFD Compliance, on a timely basis, duplicate copies of all confirmations and statements for all securities accounts

o Annually certify that they have read the Code of Ethics and any amendments, and fully complied with this Code of Ethics

                              REPORTING VIOLATIONS

The supervisory principals and managers shall report to the LFD Chief Compliance Officer (the "CCO") any apparent violations of the prohibitions or reporting requirements contained in this Code of Ethics. The CCO will review the reports made and determine whether or not the Code of Ethics has been violated and shall determine what sanctions, if any, should be imposed in addition to any that may already have been imposed.

The CCO will advise the Board of Directors/Trustees of the Delaware Investments Family of Funds and the Delaware Distributors, L.P Board of Directors of any issues arising under the Code of Ethics, including, but not limited to, information about material violations of the Code of Ethics and sanctions imposed in response to the material violations.

                                  RECORDKEEPING

LFD must keep copies of:

o    LFD's Code of Ethics

o Records of violations of the Code and actions taken as a result of the violations

o Written records acknowledging all supervised persons' written acknowledgment of LFD's Code of Ethics

All records must be kept in an appropriate office for two years and in an easily accessible place after that for a total of 5 years.